PRESS RELEASE

The Clorox Company Reports Fourth-Quarter and Fiscal Year 2014 Results; Confirms Outlook for Fiscal Year 2015

OAKLAND, Calif., Aug. 1, 2014 – The Clorox Company (NYSE:CLX) today reported results for its fourth quarter and fiscal year 2014, which ended June 30. For the fourth quarter, the company reported a sales decrease of slightly more than 2 percent and $1.30 diluted earnings per share (EPS) from continuing operations. On a currency-neutral basis, sales grew half a percentage point. For the full fiscal year, the company reported a sales decrease of slightly more than half a percentage point and $4.26 diluted EPS from continuing operations. On a currency-neutral basis sales grew nearly 2 percent in fiscal year 2014.

“Our fiscal year 2014 results reflect the challenges we faced throughout the year, including unfavorable currency exchange rates across multiple markets, sluggish categories and heightened competitive activity,” said Chairman and CEO Don Knauss. “In the fourth quarter, we stepped up our plans to address these challenges, including investing in incremental demand-building programs to reinforce the value proposition of our brands, reinvigorate our categories and profitably grow market shares.”

All results in this press release are reported on a continuing operations basis, unless otherwise indicated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key fourth-quarter and fiscal year results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2013, unless otherwise stated.

*	$1.30 diluted EPS
*	Flat volume
*	2.3% sales decrease (0.5% increase, currency neutral)

In the fourth quarter, Clorox delivered earnings from continuing operations of $170 million, or $1.30 diluted EPS, compared to $184 million, or $1.38 diluted EPS, in the year-ago quarter. Current-quarter results include higher manufacturing and logistics costs and increased commodity costs. Additionally, the company invested $20 million in incremental demand-building initiatives versus the year-ago quarter, impacting diluted EPS by 10 cents. These factors were partially offset by the benefits of cost savings and price increases, as well as lower selling and administrative costs from reduced employee incentive compensation accruals, reflecting significantly lower year-over-year payouts.

In the fourth quarter, the company’s sales decreased slightly more than 2 percent, primarily due to the impact of unfavorable foreign currency exchange rates and higher trade promotion spending, partially offset by the benefit of price increases. Excluding the impact of nearly 3 percentage points from foreign currency declines, sales grew half a percentage point. Volume for the fourth quarter was flat, reflecting decreases in the Glad, Litter and Laundry businesses, partially offset by growth in the Charcoal, Natural Personal Care and Professional Products businesses.

The company’s current-quarter gross margin was 42.3 percent, reflecting a decrease of 170 basis points versus the year-ago quarter. The benefits of strong cost savings and price increases were more than offset by about 240 basis points of higher manufacturing and logistics costs, due in large part to continued inflation in international markets, particularly Venezuela and Argentina. Included in this quarter’s manufacturing and logistics cost increases were more than 100 basis points of one-time expenses, including higher supply chain costs in order to meet strong customer demand for charcoal products. The current-quarter gross margin was also impacted by higher commodity costs.

Total company advertising spending for the quarter increased more than 8 percent in absolute dollars versus the year-ago quarter to more than 9 percent of sales, with advertising spending for the company’s U.S. Retail business at nearly 10 percent of U.S. Retail sales.

Key Segment Results

Following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal 2013, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

  Flat volume
  1% sales decrease
  2% pretax earnings increase

Segment volume was flat, reflecting decreases in Laundry, primarily driven by lower shipments of Clorox 2® stain fighter and color booster due to continuing category softness and reduced merchandising activity. In the current quarter, Clorox® bleach grew volume behind market share increases and product innovation. Home Care volume was flat, as double-digit shipment increases and improved market shares of several cleaning products offset the distribution loss of Clorox® disinfecting wipes at a major club customer earlier this year. Volume growth in the Professional Products business reflected higher shipments of cleaning products. The variance between volume and sales was driven largely by an increase in trade-promotion spending. Pretax earnings growth was primarily due to lower selling and administrative expenses and the benefit of cost savings, partially offset by higher manufacturing and logistics costs, increased commodity costs and higher trade-promotion spending.

Household
(Bags and Wraps, Charcoal, Cat Litter)

  2% volume decrease
  2% sales decrease
  2% pretax earnings increase

Segment volume decreased, reflecting lower shipments of Glad® trash products due to a prior-quarter price increase, as well as lower shipments in Cat Litter due to continued competitive activity. These factors were partially offset by volume gains in Charcoal, reflecting strong merchandising support, improved weather and market share gains. Pretax earnings growth reflected lower selling and administrative expenses and the benefit of cost savings, partially offset by higher manufacturing and logistics costs primarily related to one-time supply chain costs in order to meet strong customer demand for charcoal products. Additional offsetting factors to pretax earnings growth were increases in demand-building investments and commodity costs.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)

  2% volume increase
  2% sales increase
  11% pretax earnings increase

Segment volume growth was driven primarily by strong gains in Natural Personal Care, largely due to increased shipments in Burt’s Bees® lip and face care products. Increased merchandising support for Brita® pour-through water filters also contributed to the segment’s volume increase. Pretax earnings growth reflected lower selling and administrative expenses, partially offset by an increase in demand-building investments.

International
(All countries outside of the U.S.)

  1% volume increase
  8% sales decrease (6% increase, currency neutral)
  70% pretax earnings decrease ($16 million decrease)

The segment’s volume growth reflected gains in Europe, Asia and Canada, partially offset by volume decreases in Venezuela, Puerto Rico and Colombia. Segment sales decreased due to the impact of unfavorable foreign currency exchange rates across multiple countries, particularly in Argentina and Venezuela. While segment sales decreased 8 percent for the quarter, excluding the impact of 14 percentage points from foreign currency declines, segment sales grew about 6 percent. The variance between volume and sales was due primarily to the impact of foreign currency declines, partially offset by the benefit of price increases. Pretax earnings decreased, reflecting the impact of unfavorable foreign currencies, higher manufacturing and logistics costs as well as increased commodity costs. These factors were partially offset by the benefits of price increases and cost savings.

Fiscal Year 2014 Results

Following is a summary of key fiscal year 2014 results:

*	$4.26 diluted EPS
*	Flat volume
*	0.6% sales decrease (1.8% increase, currency neutral)

For fiscal year 2014, Clorox reported earnings from continuing operations of $562 million, or $4.26 diluted EPS, versus $574 million, or $4.31 diluted EPS in fiscal year 2013. Fiscal year results were impacted by higher manufacturing and logistics costs, increased commodity costs, unfavorable foreign currency exchange rates and incremental demand-building investments. In addition, the company’s effective tax rate of 34.7 percent was 2 percentage points higher than the year-ago period, reducing diluted EPS by 13 cents. These factors were partially offset by the benefits of strong cost savings, price increases and reduced employee incentive compensation accruals, reflecting significantly lower year-over-year payouts, as well as lower interest expenses.

For perspective, the company’s fiscal year diluted EPS results were negatively affected by the macroeconomic challenges in Venezuela, including a 14-cent impact from charges related to the effective Venezuela currency devaluation as a result of the company using the SICAD I currency exchange system beginning in March 2014. In addition, continued high inflation and government price controls have resulted in ongoing operating losses for the company’s Venezuela business.

Volume for fiscal year 2014 was flat versus the year-ago period, reflecting gains in the Professional Products, Charcoal, Food, International and Natural Personal Care businesses, offset by decreases in the Home Care, Glad and Brita businesses. Sales decreased slightly more than half a percentage point reflecting the impact of unfavorable foreign currency exchange rates and higher trade promotion spending, partially offset by the benefit of price increases. On a currency-neutral basis, fiscal year 2014 sales grew nearly 2 percent.

Gross margin decreased 70 basis points to 42.2 percent from 42.9 percent in fiscal year 2013. The year-over-year decrease was driven primarily by higher manufacturing and logistics costs and increased commodity costs, partially offset by the benefits of cost savings and price increases.

Net cash provided by continuing operations was $771 million in fiscal year 2014, compared with $777 million in fiscal year 2013. Contributing factors to the year-over-year change include higher tax payments and the company’s funding of liabilities under certain nonqualified deferred compensation plans, partially offset by favorable changes in working capital.

Clorox continues to use its strong cash flow to invest in the business, maintain debt leverage within its target range and return excess cash to shareholders through dividends and share repurchases. In fiscal year 2014, the company repurchased more than 3 million shares for about $260 million. The company also increased its dividend by 4 percent in the fourth quarter.

Clorox reduced its debt to EBITDA ratio to 2.0 at the end of fiscal year 2014, at the low end of its target range of 2.0 to 2.5.

Clorox Confirms Outlook for Fiscal Year 2015

  Sales about flat (1% to 3% increase, currency neutral)
  25 basis points to 50 basis points of EBIT margin expansion
  $4.35 to $4.50 diluted EPS range

Clorox continues to anticipate fiscal year 2015 sales to be about flat. Included in this outlook are anticipated benefits from product innovation, which is expected to contribute about 3 percentage points of incremental sales growth, and the benefit of price increases. These factors are expected to be offset by relatively flat U.S. categories and continued, incremental trade promotion investment to address continued competitive pressures and grow the company’s categories and market shares. Declining foreign currencies, particularly in Argentina and Venezuela, also are anticipated to impact fiscal year 2015 sales results by nearly 3 percentage points, with greater impact expected in the first half of the fiscal year. The company’s outlook assumes the use of the SICAD I foreign exchange system in Venezuela. On a currency-neutral basis, the company anticipates sales growth in the range of 1 percent to 3 percent for the fiscal year.

The economic environment in Venezuela continues to worsen and the company is considering all its options. For nearly three years, greater than two-thirds of the company’s products in Venezuela have been subject to price controls, despite significant double-digit inflation. To help offset the impact of high inflation, including deteriorating margins and operating losses, Clorox’s fiscal year 2015 outlook assumes the ability to increase prices in Venezuela. However, the company has not yet received approval to increase prices on its controlled products.

Clorox continues to anticipate EBIT margin to increase 25 basis points to 50 basis points, reflecting more than 150 basis points of cost savings, price increases mainly in the company’s International business and more moderate commodity cost inflation versus fiscal year 2014. The company continues to anticipate these factors to be partially offset by incremental demand-building investments to support category and market share growth across its brands. The company also continues to anticipate selling and administrative expense as a percentage of sales to be about 14 percent, as significant productivity improvements are projected to be offset by a return to targeted levels of incentive compensation accruals.

Clorox continues to anticipate an effective tax rate of 34 percent to 35 percent in fiscal 2015.

Net of all these factors, Clorox continues to anticipate fiscal 2015 diluted EPS from continuing operations in the range of $4.35 to $4.50.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
*	Reconciliation of economic profit (EP)
*	Supplemental balance sheet and cash flow information and free cash flow reconciliation
*	Supplemental price-change information
*	Calculation of return on invested capital (ROIC)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,200 employees and fiscal year 2014 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2014, The Clorox Company Foundation awarded about $4 million in cash grants. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: worldwide, regional and local economic conditions and financial market volatility; risks related to international operations, including political instability, foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations, government-imposed price controls or other regulations, labor unrest and inflationary pressures, particularly in Venezuela, as well as Argentina and other challenging markets; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions, particularly in Venezuela; intense competition in the company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy or transportation costs; the ability of the company to drive sales growth, increase market share, grow its product categories, and achieve favorable product and geographic mix; dependence on key customers and risks related to customer ordering patterns; the ability of the company to implement and generate anticipated cost savings and efficiencies; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company’s litigation related to its discontinued operations in Brazil; the success of the company’s business strategies; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the company’s ability to attract and retain key personnel; the company’s ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company’s control; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness on its operations and financial results; changes to the company’s credit rating; the sufficiency of the company’s cash flow; the company’s ability to maintain an effective system of internal controls; risks related to reliance on information technology systems, including potential security breaches or cyber attacks that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rates; the potential for asset impairment charges, including intangible assets and goodwill; the accuracy of the company’s estimates and assumptions on which its financial statement projections are based; and the company’s ability to declare dividends or repurchase its stock in the future.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, the debt to EBITDA ratio and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the related sections above and the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Geoff Joly (510) 271-7412, geoff.joly@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,511	$1,547	$5,591	$5,623
Cost of products sold	872	867	3,231	3,211
Gross profit	639	680	2,360	2,412

Selling and administrative expenses	185	212	765	807
Advertising costs	141	130	504	500
Research and development costs	35	35	125	130
Interest expense	26	26	103	122
Other (income) expense, net	(6)	8	2	-
Earnings from continuing operations before income taxes	258	269	861	853
Income taxes on continuing operations	88	85	299	279
Earnings from continuing operations	170	184	562	574
Losses from discontinued operations, net of tax	-	(1)	(4)	(2)
Net earnings	$170	$183	$558	$572

Net earnings (losses) per share
Basic
Continuing operations	$1.32	$1.40	$4.34	$4.38
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.01)
Basic net earnings per share	$1.31	$1.39	$4.31	$4.37

Diluted
Continuing operations	$1.30	$1.38	$4.26	$4.31
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.01)
Diluted net earnings per share	$1.29	$1.37	$4.23	$4.30

Weighted average shares outstanding (in thousands)
Basic	129,005	131,422	129,558	131,075
Diluted	131,225	133,612	131,742	132,969

Reportable Segment Information
(Unaudited)
Dollars in millions

Fourth Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	6/30/14	6/30/13	% Change (1)	6/30/14	6/30/13	% Change (1)
Cleaning Segment	$428	$432	-1%	$103	$101	2%

Household Segment	557	568	-2%	157	154	2%

Lifestyle Segment	244	239	2%	69	62	11%

International Segment	282	308	-8%	7	23	-70%

Corporate	-	-	-	(78)	(71)	10%

Total Company	$1,511	$1,547	-2%	$258	$269	-4%

Year-to-Date	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/14	6/30/13	% Change (1)	6/30/14	6/30/13	% Change (1)
Cleaning Segment	$1,776	$1,783	0%	$428	$420	2%

Household Segment	1,709	1,693	1%	326	336	-3%

Lifestyle Segment	936	929	1%	258	259	0%

International Segment	1,170	1,218	-4%	76	96	-21%

Corporate	-	-	-	(227)	(258)	-12%

Total Company	$5,591	$5,623	-1%	$861	$853	1%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2014	6/30/2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$329	$299
Receivables, net	546	580
Inventories, net	386	394
Other current assets	134	147
Total current assets	1,395	1,420

Property, plant and equipment, net	977	1,021
Goodwill	1,101	1,105
Trademarks, net	547	553
Other intangible assets, net	64	74
Other assets	174	138
Total assets	$4,258	$4,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$143	$202
Current maturities of long-term debt	575	-
Accounts payable	440	413
Accrued liabilities	472	490
Income taxes payable	8	29
Total current liabilities	1,638	1,134
Long-term debt	1,595	2,170
Other liabilities	768	742
Deferred income taxes	103	119
Total liabilities	4,104	4,165

Stockholders’ equity
Common stock	159	159
Additional paid-in capital	709	661
Retained earnings	1,739	1,561
Treasury shares	(2,036)	(1,868)
Accumulated other comprehensive net losses	(417)	(367)
Stockholders’ equity	154	146
Total liabilities and stockholders’ equity	$4,258	$4,311

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation

	Q4 Fiscal 2014	Q4 Fiscal 2013
Total Sales Growth – GAAP	-2.3%	0.4%
Less: Foreign exchange	-2.8	-0.9
Non-GAAP sales growth (Currency Neutral)	0.5%	1.3%

Fiscal Year Sales Growth Reconciliation

	Fiscal 2014	Fiscal 2013
Total Sales Growth – GAAP	-0.6%	2.8%
Less: Foreign exchange	-2.4	-0.6
Non-GAAP sales growth (Currency Neutral)	1.8%	3.4%
Less: Acquisitions	-	0.7
Non-GAAP sales growth	1.8%	2.7%

Fiscal Year EBIT Margin(1) Reconciliation

	FY Fiscal 2014	FY Fiscal 2013
Earnings from continuing operations
before income taxes – GAAP	$861	$853

Interest Income	-3	-3
Interest Expense	103	122

EBIT (1) – non-GAAP	$961	$972

Net Sales	$5,591	$5,623

EBIT margin(1) – non-GAAP	17.2%	17.3%

Fiscal Year Debt to EBITDA ratio(4) Reconciliation

	FY Fiscal 2014	FY Fiscal 2013
Earnings from continuing operations
before income taxes – GAAP	$861	$853

Interest Income	-3	-3
Interest Expense	103	122
Depreciation and Amortization	180	182

EBITDA (2) – non-GAAP	$1,141	$1,154

Total Debt (3)	$2,313	$2,372

Debt to EBITDA ratio(4) – non-GAAP	2.0	2.1

(1)	EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

(2)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization.

(3)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt.

(4)	Debt to EBITDA ratio represents total debt divided by EBITDA for the trailing four quarters. The Company calculates debt to Adjusted EBITDA for compliance with its debt covenants using Adjusted EBITDA for the trailing four quarters, as contractually defined.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.